Exhibit 99.1

FOR IMMEDIATE RELEASE

Second Sight Medical Products, Inc. Announces Completion of

Rights Offering

Expiration date of all outstanding warrants listed for trading under the “EYESW” symbol is extended to 5:00 p.m. New York time on March 14, 2024

Sylmar, CA — February 21, 2019 — Second Sight Medical Products, Inc. (NASDAQ: EYES) ("Second Sight" or the “Company"), a developer, manufacturer and marketer of implantable visual prosthetics that are intended to create an artificial form of useful vision for blind individuals, today announced the completion of its rights offering, which expired at 5:00 p.m. New York time on February 15, 2019.

The Company has received aggregate gross proceeds from the rights offering of approximately $34.6 million. The results of the rights offering, including the allocation of units, shares and warrants to be issued in the rights offering, are preliminary and subject to change pending the expiration of the guaranteed delivery period under the offering and finalization of subscription procedures by Broadridge Corporate Issuer Solutions, Inc. which acted as the subscription agent and information agent for the offering.

In accordance with the pricing structure of the rights offering described in the prospectus supplement relating to the offering, the Company has determined that the final subscription price is $0.724 per unit, which is the volume weighted average price of the Company’s common stock as calculated for the five-trading-day period through and including February 15, 2019.

The Company has received subscriptions for a total of 45,833,333 units. In this offering, entities controlled by Gregg Williams, Chairman of the Board of Directors of the Company, acquired 41,436,464 units for a total investment of approximately $30 million.

Second Sight will issue approximately 45,833,333 shares of common stock, and 45,833,333 warrants, each to purchase an additional share of the Company’s common stock at $1.47 per share. The expiration date of warrants issued pursuant to the rights offering is 5:00 p.m. New York time on March 14, 2024. The expiration date of all outstanding warrants listed for trading under the “EYESW” symbol is extended to 5:00 p.m. New York time on March 14, 2024. The warrants issued in the rights offering are immediately exercisable, will be listed on the NASDAQ under the symbol EYESW and, after March 14, 2019, can be called for redemption on 30 days’ notice if the Company’s common stock trades at $2.94 or higher for 15 consecutive trading days.

“We are grateful to our existing shareholders for their support. The proceeds from this offering will enable us to continue gathering safety and efficacy data to advance the development of our proprietary Orion® cortical visual prosthesis, and seek regulatory approval and ultimately commercialize Argus® 2s,” said Will McGuire, President and Chief Executive Officer of Second Sight. “This financing allows us to progress toward our goal of making the dream of sight a reality for blind individuals around the world by developing commercially successful products that provide useful artificial vision,” McGuire continued.

The Company expects distribution of the shares and warrants on or about February 22, 2019. Subscription rights that were not exercised by 5:00 p.m. New York time on February 15, 2019, have expired.

The securities described above were offered by the Company pursuant to a shelf registration statement that was previously filed with and declared effective by the Securities and Exchange Commission (SEC). This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. A final prospectus supplement related to the offering was filed with the SEC and is available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained by sending a request to Broadridge Corporate Issuer Solutions, Inc.

About Second Sight

Second Sight Medical Products, Inc. (NASDAQ: EYES) develops, manufactures and markets implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. A recognized global leader in neuromodulation devices for blindness, the Company is committed to developing new technologies to treat the broadest population of sight-impaired individuals.

Second Sight’s Argus® II Retinal Prosthesis System is the only FDA and CE Mark approved device for treating retinitis pigmentosa, with proven implant durability of multiple years. In 2016, the Company published five year results. Today, several Argus II devices have been implanted and continue to be operational in humans for more than 10 years. The Company is developing the Orion® Visual Cortical Prosthesis which is intended to provide useful artificial vision to individuals who are blind due to various causes. The Company’s U.S. headquarters are in Los Angeles, California and European headquarters are in Lausanne, Switzerland. More information is available at www.secondsight.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended, which are intended to be covered by the “safe harbor” created by those sections. All statements in this release that are not based on historical fact are “forward looking statements.” These statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “goal,” or “planned,” “seeks,” “may,” “will,” “expects,” “intends,” “believes,” “should,” and similar expressions, or the negative versions thereof, and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future, such as stated objectives or goals, or that are not otherwise historical facts, are forward-looking statements. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report, on Form 10-K, filed on March 20, 2018 and Form 10-Q, filed on November 8, 2018, and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto, or any change in events, conditions, or circumstances on which any such statement is based.

Investor Relations Contacts:

Institutional Investors

In-Site Communications, Inc.
Lisa Wilson, President
T: 212-452-2793
E: lwilson@insitecony.com
or

Individual Investors
MZ North America
Greg Falesnik, Managing Director
T: 949-385-6449
E: greg.falesnik@mzgroup.us

Media Contacts:
Nobles Global Communications
Laura Nobles or Helen Shik
T: 617-510-4373
E: Laura@noblesgc.com
E: Helen@noblesgc.com